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                          EXHIBIT 99.1 (Press Release)

              Key Components Enters into Recapitalization Agreement
                              with Kelso & Company

Tarrytown, N.Y. - May 8, 2000 - Key Components, LLC (the "Company" or "KCI") (CUSIP No. 9859Z), a leading manufacturer of custom-engineered essential componentry, today announced that it has entered into an agreement with affiliates of Kelso & Company ("Kelso") pursuant to which Kelso will purchase from KCI shareholders up to $110,000,000 of Class A Non-Voting Preferred Stock in KCI (the "Recapitalization").

Following the Recapitalization, John Dyson, Chairman, Clay Lifflander, Chief Executive Officer, and other senior executives of KCI will hold 100% of the common stock of KCI. Furthermore, Robert Kay, President, and other senior executive management of the Company will continue in their current capacities. After the Recapitalization, Kelso will have two seats on KCI's seven-member Board of Directors.

Clay Lifflander said "We are extremely pleased to have entered into this agreement with Kelso. KCI sought a partner who believes in KCI's strategic vision to be a much larger world-class supplier of essential componentry and has the capital and experience to help us achieve that goal. We believe that we have found such a partner in Kelso. Their reputation precedes them as world-class financial investors with vision and expertise. We look forward to sharing KCI's future successes with them."

Philip Berney, Managing Director of Kelso, said "Kelso is extremely excited to be partnering with Key Components. Through superior internal growth and a properly-executed acquisition and integration program, KCI has grown from $13 million in revenues in 1996 to $150 million today. Such dramatic performance and prospects make KCI an ideal investment for Kelso and we are greatly looking forward to providing KCI with acquisition opportunities and capital to continue this excellent track record."

The definitive agreement is subject to customary closing conditions, including approval by KCI's bank syndicate. The Recapitalization transaction will not trigger any rights or require any consents or waivers under the Company's existing 10 1/2% Senior Notes due 2008. The Recapitalization is anticipated to close within the next few weeks.

Kelso & Company, one of the oldest and most established firms specializing in private equity investing, has been involved in acquisitions and recapitalizations both as principal and as financial advisor since 1971. The Firm makes equity investments on behalf of investment partnerships, which it manages. Since 1980, Kelso has invested in more than 67 companies with total enterprise value of more than $17 billion.

Key Components is a leading manufacturer of custom-engineered essential componentry for application in a diverse array of end-use products. The Company targets original equipment manufacturer ("OEM") markets where the Company believes its value-added engineering and manufacturing capabilities, along with its timely delivery, reliability, and customer service, enable it to differentiate the Company from its competitors and enhance profitability. The Company


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operates in two business segments, mechanical engineered components and electrical components. The mechanical engineered components products consist primarily of medium security lock products and accessories, flexible shaft and remote valve control components, and turbocharger actuators and related accessories. The Company's electrical components products include specialty electrical components including, but not limited to, weather- and corrosion-resistant wiring devices and battery chargers, and high-voltage utility switches.

Key Components is an affiliate of Millbrook Capital Management, Inc. of Millbrook, New York, an investment firm specializing in acquisitions and management services.

This press release may contain forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results of the Company to differ materially from those matters expressed in or implied by such forward-looking statements.

For further information please contact:

Company:                                    Investor Relations:
Robert B. Kay    Keith McGowan              John Nesbett/Mary Ellen Adipietro
President        Chief Financial Officer    Lippert/Heilshorn & Associates
914-332-8088     914-332-8088               212-838-3777